     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             -----------------------

                                BIONUTRICS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEVADA                                       86-0760991
(STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                       2425 EAST CAMELBACK ROAD, SUITE 650

                             PHOENIX, ARIZONA 85026

                                 (602) 508-0112

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             -----------------------

                             RONALD H. LANE, PH.D.,

                          CHAIRMAN OF THE BOARD, CHIEF

                        EXECUTIVE OFFICER, AND PRESIDENT

                       2425 EAST CAMELBACK ROAD, SUITE 650

                             PHOENIX, ARIZONA 85016

                                 (602) 508-0112

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                             -----------------------
                                   Copies to:

                              JEAN E. HARRIS, ESQ.

                              BRIAN H. BLANEY, ESQ.

                             GREENBERG TRAURIG, LLP

                               ONE EAST CAMELBACK

                           PHOENIX, ARIZONA 85012-1656

                                 (602) 263-2300

                             -----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[ x ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                         CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM
                                   AMOUNT TO BE   AGGREGATE OFFERING PRICE       PROPOSED MAXIMUM          AMOUNT OF REGISTRATION
TITLE OF SHARES TO BE REGISTERED     REGISTERED         PER SHARE(1)          AGGREGATE OFFERING PRICE(1)           FEE(1)
--------------------------------  --------------  ------------------------   ----------------------------   -----------------------
Common Stock, $0.001 par value..   330,000 shares        $7.0625                   $2,330,625                    $615.29


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                            -----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. BIONUTRICS, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND BIONUTRICS, INC. IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 16, 2000

PROSPECTUS
----------

                                 330,000 SHARES

                                BIONUTRICS, INC.

                                  COMMON STOCK

         This prospectus relates to the sale of up to 330,000 shares of Bionutrics, Inc. common stock issuable upon the exercise of warrants and options held by certain selling stockholders from time to time. We expect that sales made pursuant to this prospectus will be made

-        in broker's transactions,

-        in transactions directly with market makers, or

-        in negotiated sales or otherwise.

         The shares may be sold at current market prices or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, and brokerage commissions associated with the sale of their shares.

         The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

         We will not receive any of the proceeds from sales by the selling stockholders. Securities laws and SEC regulations may require the delivery of this prospectus to purchasers when they resell their shares of common stock.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BNRX." On March 14, 2000, the last reported sale price of our common stock as reported on the Nasdaq SmallCap Market was $4.00 per share.

                            -------------------------

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                 The date of this prospectus is        , 2000.

         THIS PROSPECTUS INCORPORATES CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

         - our Annual Report on Form 10-K for the year ended October 31, 1999, filed on January 26, 2000;

         - our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000, filed on March 16, 2000;

         - the description of our common stock contained in our registration statement on Form 10 (Registration No. 000-22011) filed with the SEC on January 21, 1997, including any amendments or reports filed for the purpose of updating that description; and

         -        our Proxy Statement, filed on February 17, 2000.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

         You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

              Bionutrics, Inc.
              2425 East Camelback Road, Suite 650
              Phoenix, Arizona  85016
              (602) 508-0112

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements and information contained in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or our industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined in the Securities Act. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. All references to "we," "us," "our," "Bionutrics," or "the Company" in this prospectus mean Bionutrics, Inc. and all entities owned or controlled by Bionutrics, Inc., except where it is clear that the term means only the parent company.

                                BIONUTRICS, INC.

INTRODUCTION

         We are a biopharmaceutical company founded to discover, develop and apply novel biologically active compounds from natural sources. Our goal is to be a leader in the newly emerging field of functional nutrition: the marriage of drugs and food. The objective is to address health by providing food ingredients that can prevent and even cure diagnosed diseases. Our business model is to source biologically active compounds from food commodity processing by-product streams and develop these compounds as proprietary functional nutrition and/or ethical drug products. The disciplines and efforts comprising a discovery and development program for functional nutrition and ethical drugs are fundamentally the same. Products derived from our research program will be directed initially towards functional nutrition to generate early revenue and reduce the need for capital while we pursue the development and regulatory approval of drug candidates.

         Our building efforts of the previous decade have positioned us with proprietary technology, compounds, processing methods, and products having application to worldwide markets of potential significance. We have sources of raw material by-products streams available to us in large quantities and we have developed specific capabilities in engineering and processing technologies for the separation of these streams into both high-value biologically active products and bulk food ingredients. This technology provides us the advantage of access to proprietary active ingredients at relatively low cost. Initial products are tocotrienol concentrates derived from rice bran.

         Our operating strategy is to leverage our core competency of new product development by partnering the manufacturing and marketing. Our goal is to discover, define, and protect our products and technology and to partner manufacturing and marketing. We believe this strategy will allow us to exploit our strengths while recognizing our resource limitations, and at the same time access the unfolding global opportunity.

         Our three primary subsidiaries are LipoGenics, Inc., Bionutrics Health Products, Inc., and InCon Technologies Inc. LipoGenics serves as our product research arm with a focus on the discovery and development of active compounds for both drugs and functional nutrition. Health Products is our market research and product positioning company charged to deliver new functional nutrition products to marketing partners. InCon saw its operation merged into a new limited liability company, InCon Processing, LLC in which InCon has a 50% ownership together with AC HUMKO CORP., a subsidiary of ABF North America Corp. InCon Processing provides engineering and design for our compound recovery systems and ingredient processing. In addition, we have three inactive subsidiaries, Nutrition Technology Corporation, InCon International Ltd., and Cosmedics, Inc.

         We were incorporated in Nevada in 1990. All of our subsidiaries are organized in Delaware except Nutrition Technology Corporation, which is organized in Nevada, and InCon International Ltd., which is organized in the British Virgin Islands. We maintain our principal offices at 2425 East Camelback Road, Suite 650, Phoenix; our telephone number is (602) 508-0112.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to purchase shares of our common stock.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We commenced sales of our first product late in the second quarter of fiscal 1997. We have only recently acquired or developed additional revenue sources. Accordingly, we have limited historical financial information upon which you can base an evaluation of our performance or make a decision regarding an investment in shares of our common stock. We have generated an accumulated deficit of approximately $32.3 million through the fiscal year ended October 31, 1999. Our operations to date have progressed from research and development activities to the marketing and sale of our first product EvolvE(R). We can provide no assurance that sales of EvolvE(R) or other products we may introduce will achieve significant levels of market acceptance. As a result, our business will be subject to all the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including the following:

         -        limited capital;

         -        delays in product development;

         -        possible cost overruns due to price increases in raw product;

         -        unforeseen difficulties in our manufacturing processes;

         -        uncertain market acceptance; and

         -        the absence of an operating history.

         Therefore, we can provide no assurance that we will be able to achieve or maintain profitable operations. We can provide no assurance that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

 WE WILL REQUIRE ADDITIONAL CAPITAL TO SUPPORT OUR GROWTH.

         To become and remain competitive, we will be required to make significant investments in research and development on an ongoing basis. We will, from time to time, including in the near term, be required to seek additional equity or debt financing to provide the capital required to maintain or expand our marketing and production capabilities. This may require us to sell additional common stock or preferred stock or issue warrants for common stock to obtain the capital. The timing and amount of any such capital requirements cannot be predicted at this time except that we will require additional financing in the second quarter of fiscal 2000. We can provide no assurance that any financing will be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to operate at our present level or develop and expand our business, develop new products, or develop new markets at the rate desired and our operating results may be adversely affected. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing shareholders. Our losses incurred to date, the uncertainty regarding our ability to raise additional capital, and our inability to generate gross profits and positive cash flows from operations may indicate that we will be unable to continue as a going concern for a reasonable period of time. Our audit opinion also indicates that due to these factors we may not be able to continue as a going concern.

 WE FACE MARKET RISKS ASSOCIATED WITH OUR BUSINESS PLAN ASSUMPTIONS.

         We have formulated our business plans and strategies based on certain assumptions regarding:

         - opportunities in the ethical drug market based on our technology;

         - the depth and nature of edible oil and derivative products markets;

         - the size of the functional nutrition market including dietary supplements, functional foods and medical foods;

         -        our anticipated share of our target markets; and

         -        the estimated price and acceptance of our projected products.

 We can provide no assurance that our assessments regarding these or a variety of other factors will prove to be correct. Any future success that we might enjoy will depend upon many factors, including factors that may be beyond our control or that cannot be predicted at this time. Factors beyond our control may include:

         - changes in the pharmaceutical, edible oil (and processing derivatives) and functional nutrition industry;

         -        governmental regulation;

         - increased levels of competition, including the entry of additional competitors and increased success by existing competitors;

         -        changes in general economic conditions;

         - increases in operating costs, including costs of production, supplies, personnel, and equipment; and

         - reduced margins caused by competitive pressures and other factors.

WE FACE INTENSE COMPETITION.

         Competition in the health food industry is vigorous, with a large number of businesses present. In addition, many companies are just beginning to determine how and if they will compete in the functional nutrition market presently developing. Candidate companies for mass-market retail competition include virtually all firms currently engaged in retail mass-market consumer marketing of food and OTC products. While these same companies are potential customer targets for our company, they also are potential competitors because of their own product development programs or programs they sponsor. Notably, these companies include American Home Products, Bayer, Warner-Lambert, Pharmaton Boehringer Ingleheim, Bristol-Myers&Squibb, Novartis, and Smith Kline Beecham with OTC and dietary supplements, and Kraft, Nabisco, Nestle, Danone, Kellogg, General Mills, Proctor&Gamble and Hunt-Wesson/ConAgra with food. Ingredient manufacturing companies such as BASF, ADM, Hoffmann LaRoche, Heckle, Cargill, and Eastman Chemical are all involved in both food and pharmaceutical/pharmaceutical intermediate processing and sales, and have begun to promote products with functional food applications. These companies represent some of the largest companies in the world and most formidable competition for any firm considering entering the functional nutrition business. Other companies have recently announced tocotrienol supplement products, including Eastman Chemical Company, whose new product is also derived from rice bran oil and claims antioxidant properties. Many of our competitors have established reputations for successfully developing and marketing dietary supplement products. Many of these companies have greater financial, managerial, and technical resources than we possess, which may put us at a competitive disadvantage. Even though we intend to license our functional nutrition ingredients/products to marketing partners and this would eliminate certain elements of risk, we can provide no assurance that we will be successful in our licensing efforts or that our potential marketing partners will be successful in marketing and selling our products. If we are not successful in competing in the dietary supplement market, we may not be able to recognize our business objectives.

         Competition in the pharmaceutical area is intense and competitors have substantially greater resources than we possess. We will be required to obtain development and/or marketing partners to effectively enter the drug market.

         InCon Processing's current competition is primarily from specialized local and regional processing facilities. However, many of its toll processing customers have the capacity to perform toll processing and molecular separation in-house. No assurance can be given that its customers will continue to outsource toll processing to InCon Processing, or that they will continue to utilize InCon Processing's facility over that of a local processor.

WE MAY FAIL TO ESTABLISH OR CULTIVATE STRATEGIC PARTNERSHIPS.

         We have stated our intent to develop our business model and build our business through strategic partnerships. We can provide no assurance that we will be able to successfully form or manage such partnerships, and if not, our ability to execute our business plan will be at risk. If these partnerships do not succeed and therefore no further capital is provided to us from these sources, we can provide no assurance that we will be able to identify other sources of capital sufficient for our needs in the time required to execute our business plan.

         We have formed an alliance with Novartis Nutrition to evaluate our Clearesterol(TM) as a functional food ingredient. We and Novartis Nutrition have elected not to pursue the initial course as anticipated, but are continuing to explore product and market opportunities. We can provide no assurance that Novartis will determine that any of the potential functional nutrition products we are developing will meet its criteria for a food ingredient or, even if it does, that Novartis will decide to continue the partnership. Any future funding of capital by Novartis Nutrition to us will depend upon this ongoing evaluation.

         We have formed an alliance with ABF to pursue the exploitation of certain food processing by-product streams. As part of this alliance AC HUMKO is considering the exploitation of rice bran derivative products. The rice bran, rice bran oil, and other derivative products business is highly competitive and we can provide no assurance that AC HUMKO will succeed or produce profits, of which we participate at 15% EBIT, or that AC HUMKO will determine to stay in the business even if profitable.

WE MAY BECOME SUBJECT TO INCREASED GOVERNMENTAL REGULATION.

         The processing, formulation, packaging, labeling, and advertising of our products are primarily subject to regulation by the FDA and the FTC. In addition, individual state attorneys general have authority to enforce individual state consumer protection acts within their own states. Although Congress has recently recognized by enacting the Dietary Supplement and Health Education Act, or DSHEA, the potential impact of dietary supplements in promoting the health of U.S. citizens, there are a number of new provisions not yet subject to judicial interpretation with respect to the FDA's regulation of dietary supplements and the ultimate effect of DSHEA cannot be predicted. Further, because of the technical requirements imposed by DSHEA, it may be difficult for any company manufacturing or marketing dietary supplements to remain in strict compliance. The FDA has recently promulgated regulations effective in March 1999 in part to implement DSHEA and proposals have been made to modify or change the provisions of DSHEA. It is impossible to predict whether those proposed changes will become law or the full effect that such regulations will have on our business and operations. We are still reviewing the regulations. Among other changes, the regulations will require material changes in the labeling of all dietary supplement products, including products we sell. In addition, on April 29, 1998 the FDA proposed regulations to limit statements that may be placed on dietary supplement labels and labeling. If the regulations are issued by the FDA in their present form, we will be required to significantly modify cholesterol claims presently being made for our EvolvE(R) product.

WE RELY ON A LIMITED NUMBER OF PRODUCTS AND CUSTOMERS.

         To date our only product is the EvolvE(R) dietary supplement, containing a patented tocotrienol vitamin E ingredient, Clearesterol(TM), derived from rice bran. Our dependence on one product increases risk since a decline in the market demand for our product or the products of other companies that may utilize Clearesterol(TM) could have a significant adverse impact on us.

         One Fortune 500 company accounted for 44% of InCon Technologies revenue related to its core business of toll processing and molecular distillation for the 8 months ended June 30, 1999. Our participation in AC HUMKO's efforts to market derivative products is just beginning and we can provide no assurance that AC HUMKO can capture a share of the market for such products. A limited number of customers could adversely affect our operations.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS.

         As a marketer of dietary supplements that are ingested by consumers, we may be subject to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date and we maintain product liability insurance, we can provide no assurance that product liability claims and the resulting adverse publicity will not have a material adverse effect on us.

WE DEPEND ON OUR MARKETING PARTNERS TO MARKET OUR PRODUCTS.

         We depend on our ability to market our products through marketing partners to large mass merchandise and health food retailers and to other companies for use in their products. We do not anticipate that we will enter into long-term contractual relationships with any of our customers. We have stated our intent to rely in the future on strategic partnerships with marketing companies to market and sell our current and to-be-developed functional nutrition products. We can provide no assurance that we will be successful in finalizing such strategic partnerships, nor if finalized that the selected strategic partner(s) will successfully market and sell our products.

OUR TECHNOLOGY MAY BE QUESTIONED OR REFUTED.

         We have invested a decade in research and development to demonstrate the value of our technology and secure patents and make patent applications. We have chosen to apply for and secure and acquire by acquisition patent protection of strategic elements of this technology. We can provide no assurance that the science upon which the technology is based will not be refuted or otherwise drawn into question by further research conducted by us or independent laboratories or our strategic partners.

WE MAY RECEIVE UNFAVORABLE PUBLICITY.

         We believe the functional nutrition market is affected by national media attention regarding the consumption of dietary supplements. We can provide no assurance that future scientific research or publicity will not be unfavorable to the functional nutrition market or any particular product, or inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question such earlier research could have a material adverse effect on us. Because of our dependence upon consumer perceptions, adverse publicity associated with adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Further, because our products are derived from natural sources, we must contend with variations in composition that may impact a product's functionality and which may require us to modify our processing methodology or product formulations. These changes may impact consumer perceptions.

 WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL.

         We depend on our management, particularly Dr. Ronald Lane, a founder and our chief executive officer, for all our business activities. We depend on our ability to attract, retain, and motivate additional qualified personnel. We have no long-term employment or other agreements with any executive officer except for Mr. Palmer. The loss of the services of Dr. Lane or other executive officers and key employees could have a material adverse effect on our business.

WE DEPEND ON OUR SUPPLIERS AND MANUFACTURERS FOR OUR INGREDIENTS.

         We have agreed to acquire the Clearesterol(TM) ingredient from AC HUMKO. If AC HUMKO encounters difficulties in obtaining on commercially reasonable terms quality rice bran for use in its manufacturing process, we could experience production delays or the inability to fulfill orders on a timely basis. Since we have agreed to purchase Clearesterol(TM) from AC HUMKO on a cost-plus basis, any material increase in projected costs of manufacture could materially affect our or any strategic marketing partner's ability to compete with EvolvE(R) or any other dietary supplement or functional food containing such ingredient. We also rely on outside sources for EvolvE(R) encapsulation. In the event our contract manufacturers cannot meet our manufacturing and delivery requirements, we may suffer interruptions of delivery while we arrange for alternative manufacturing sources. Access to replacement sources could be delayed if we must first complete a review of the manufacturer's quality control and capabilities.

WE MAY EXPERIENCE DIFFICULTY ENTERING INTO INTERNATIONAL MARKETS.

         We may experience difficulty entering international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. Operating in international markets exposes us to certain risks, including, among other things:

         - changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits to the United States;

         -        exposure to currency fluctuations;

         - the potential imposition of trade or foreign exchange restrictions or increased tariffs; and

         -        political instability.

If we expand into international operations, we are likely to encounter these and other risks associated with international operations.

WE RELY ON PATENTS, LICENSES, AND INTELLECTUAL PROPERTY RIGHTS TO PROTECT OUR PROPRIETARY INTERESTS.

         Our success depends in part on our ability to obtain patents, licenses, and other intellectual property rights covering our products. Our patent rights are held by our subsidiary LipoGenics. We can provide no assurance that our patents and patent applications are sufficiently comprehensive to protect EvolvE(R) or our other products intended. The process of seeking further patent protection can be long and expensive, and we can provide no assurance that all patents will issue from our ten currently pending or future patent applications or that any of the patents when issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. While we believe the basis on which we have made further patent applications correspond to the patents that have been issued for composition and method of production and use and is reasonable given the issuance of the latter patents, we can provide no assurance that the patents for which we have applied will be issued. We may be subject to or may be required to initiate interference proceedings in the U.S. Patent and Trademark Office. These proceedings could demand significant financial and management resources. We may receive communications alleging possible infringement of patents or other intellectual property rights of others. We believe that in most cases we could obtain necessary licenses or other rights on commercially reasonable terms, but we can provide no assurance on this point or that litigation would not ensue or that damages for any past infringements would not be assessed. Litigation, which could result in substantial cost to us and diversion of our effort, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Our failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on our business.

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY.

         There has been and may continue to be, at least for the immediate future, a limited public market for our common stock. Despite our listing on Nasdaq SmallCap in November 1997, we can provide no assurance that an active public market will be developed or sustained for our common stock. The stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of our common stock and our ability to raise necessary capital and finance possible acquisitions including of technology.

RIGHTS TO ACQUIRE SHARES OF OUR COMMON STOCK WILL RESULT IN DILUTION TO OTHER HOLDERS OF OUR COMMON STOCK.

         As of October 31, 1999, options to acquire a total of 1,720,001 shares were outstanding under our 1996 Stock Option Plan. An additional 1,116,744 shares of common stock are reserved for issuance pursuant to the exercise of options that may be granted in the future under our 1996 Stock Option Plan. We also have outstanding options and warrants not issued under the 1996 Plan to purchase up to 3,640,144 shares of common stock. During the terms of those options and warrants, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution in the interests of holders of our common stock. The existence of such stock options and warrants could adversely affect the terms on which we can obtain additional financing, and the holders of those options and warrants can be expected to exercise such options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise of those options and warrants. We also have the authority to issue additional shares of common stock and shares of one or more series of convertible preferred stock. The issuance of these shares could result in the dilution of the voting power of outstanding shares of common stock and could have a dilutive effect on earnings per share.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Of the 20,812,774 shares outstanding as of October 31, 1999, 19,252,846 are eligible for resale in the public markets. Of these eligible shares, 8,846,805 shares are eligible for resale in the public markets subject to compliance with the volume and manner of sale rules of Rule 144 under the Securities Act of 1933, as amended, and 10,406,041 are eligible for resale in the public markets either as unrestricted shares or pursuant to Rule 144(k). In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about our company. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from our company, or from an affiliate of our company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

         We have registered for offer and sale up to 2,850,000 shares of our common stock that are reserved for issuance pursuant to our 1996 Stock Option Plan. Shares issued after the effective date of that registration statement upon the exercise of stock options generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance of these shares could depress the market price of our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF THE ACQUISITION WOULD BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Our restated articles of incorporation and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our stockholders. The Nevada GCL also imposes conditions on certain business combination transactions with "interested stockholders" as defined by the Nevada GCL. Our restated articles provide for a staggered board and also authorize our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of our common stock.

OUR OPERATING RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

         Certain statements and information contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as that term is defined under applicable securities laws. These include statements concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity, and certain trends with respect to the markets in which we compete or our industry in general. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors."

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each of the selling stockholders, (ii) the number of shares of our common stock beneficially owned by each selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (iii) the number of shares of common stock beneficially owned by each selling stockholder upon completion of this offering. We have obtained this information from the selling stockholders, but have not independently verified it. The term "selling stockholders" includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

                                              SHARES BENEFICIALLY                                  SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                                        OWNED AFTER
                                                  OFFERING(1)                                          OFFERING (2)
                                             ------------------------         SHARES BEING        ----------------------
        NAME AND ADDRESS OF                                                    REGISTERED
          BENEFICIAL OWNER                   NUMBER           PERCENT           FOR SALE          NUMBER         PERCENT
          ----------------                   ------           -------           --------          ------         -------
IK Biotech(3)...................              30,000             *               30,000             0              0%
Cameron Associates(4)...........             100,000             *              100,000             0              0%
Gary J. Shemano(5)(6)...........              60,000             *               50,000          10,000            *
Michael Jacks(6)................              25,000             *               25,000             0              0%
Mart Bailey(6)..................              25,000             *               25,000             0              0%
Eric Kuhrts(7)..................              36,732             *               33,000           3,732            *
James D. Warren(7)..............              34,725             *               33,000           1,725            *
Denis Callewaert, Ph.D.(7)......              13,000             *               13,000             0              0%
L. Jackson Roberts, MD(7).......               7,000             *                7,000             0              0%
Jason Morrow, MD(7).............               7,000             *                7,000             0              0%
Vanderbilt University(7)........               6,000             *                6,000             0              0%
Larry Marnett, MD(7)............               1,000             *                1,000             0              0%

----------------
*        Less than one percent.
(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. The numbers and percentages shown include the shares of common stock actually owned as of March 10, 2000 as well as shares of common stock issuable to the identified person pursuant to stock options or warrants that may be exercised within 60 days after March 10, 2000.
(2) Each of the selling stockholders is assumed to be selling all of the shares of common stock registered for sale and will own no shares of common stock after the offering except as noted. The selling stockholders may sell all or none of the securities being registered.
(3) 8 Avondale Court, Briarcliff Manor, New York 10510. IK Biotech has provided financial advisory services to the Company.
(4) 640 Fifth Avenue, 15th Floor, New York, New York 10019-6102. Cameron Associates has provided financial advisory services to the Company.
(5)      Includes 10,000 shares of Common Stock held by The Shemano Group.
(6) c/o The Shemano Group, 601 California Street, #1850, San Francisco, California 94108. The Shemano Group has provided investment banking services to the Company.
(7) c/o Lipoprotein Diagnostics, Inc., 1109 Tannery Creek Road, P.O. Box 11, Bodega, California 94922. The Company entered into a license agreement with Lipoprotein Diagnostics, Inc., dated October 1, 1999.

                              PLAN OF DISTRIBUTION

         This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who were granted shares of common stock pursuant to the exercise of warrants and options, or their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We have granted registration rights to certain of the Selling Stockholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. We will receive none of the proceeds from any such sales. We will pay substantially all of the expenses incident to this offering of the shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

         There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon our company being notified by a Selling Stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares which qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this prospectus.

         Selling Stockholders may sell the shares being offered by this prospectus from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq SmallCap Market, which commissions may be at negotiated rates where permissible under such rules.

         Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq SmallCap Market, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the Nasdaq SmallCap Market may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Stockholders. All of the foregoing may affect the marketability of the shares.

         If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market making transactions in our common stock on the Nasdaq SmallCap Market immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         We may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed on for us by Greenberg Traurig, LLP, Phoenix, Arizona.

                                     EXPERTS

         Our consolidated balance sheets as of October 31, 1998, and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended October 31, 1997, 1998, and 1999, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which contains an unqualified opinion that includes an explanatory paragraph regarding the substantial doubt about the company's ability to continue as a going concern), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference.

         We file reports, proxy statements, and other information with the SEC. A copy of any materials that we file with the SEC may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR
INCORPORATED INTO THIS PROSPECTUS.  WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS
DIFFERENT.  THE INFORMATION IN THIS PROSPECTUS MAY ONLY
BE ACCURATE ON THE DATE OF THIS DOCUMENT.  THIS DOCUMENT
MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE
SECURITIES.

                    TABLE OF CONTENTS

Prospectus Summary...................................3
Risk Factors.........................................4
Selling Stockholders................................11
Plan of Distribution................................11
Legal Matters.......................................13
Experts.............................................13
Where You Can Find More Information.................13


330,000 SHARES

BIONUTRICS, INC.

COMMON STOCK

PROSPECTUS

                                                                     , 2000

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The following table sets forth the expenses in connection with the offering described in the registration statement. All such expenses are estimates except for the Securities and Exchange Commission registration fee.

              SEC registration fee......................       $   615.29
              Accountants' fees and expenses............         2,000.00
              Legal fees and expenses...................        10,000.00
              Printing and engraving expenses...........           500.00
              Miscellaneous fees........................           884.71
                                                               ----------
                    Total...............................       $14,000.00
                                                               ==========


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our restated articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of this provision in our restated articles of incorporation is to eliminate the rights of us and our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

         In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

         Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

         Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

ITEM 16. EXHIBITS

(a)    Exhibits:

       5            Opinion of Greenberg Traurig, LLP
       23.1         Consent of Greenberg Traurig, LLP (included in Exhibit 5)
       23.2         Consent of Deloitte & Touche LLP
       24           Power of Attorney of Directors and Executive Officers
                    (included on the signature page of this Registration
                    Statement)


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 11, 2000.

                                   BIONUTRICS, INC.


                                   By: /s/ Ronald H. Lane

                                           Ronald H. Lane

                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint jointly and severally, Ronald H. Lane and Karen J. Harwell, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                    TITLE                              DATE
         ---------                                    -----                              ----

   /s/Ronald H. Lane                              Chairman of the Board, Chief          March 11, 2000
   ------------------                             Executive Officer and President
       Ronald H. Lane                             (Principal Executive Officer)


   /s/Karen J. Harwell                            Controller                            March 11, 2000
   ---------------------------                    (Principal Financial and
       Karen J. Harwell                           Accounting Officer)


                                                  Director                              ____________, 2000
   ---------------------------
       Daniel Antonelli

                                                  Director                              ____________, 2000
   ---------------------------
       Richard M. Feldheim

   /s/Robert B. Goergen                           Director                              March 13,  2000
   ---------------------------
       Robert B. Goergen


   /s/Steve Henig                                 Director                              March 13, 2000
   ---------------------------
       Steve Henig

                                                  Director                              ____________, 2000
   ---------------------------
        C. Everett Koop

   /s/William M. McCormick                        Director                              March 11, 2000
   ---------------------------
       William M. McCormick



   /s/Milton Okin                                 Director                              March 13, 2000
   ---------------------------
       Milton Okin

   /s/Frederick Rentschler                        Director                              March 10, 2000
   ---------------------------
       Frederick Rentschler


   /s/Winston A. Salser                           Director                              March 13, 2000
   ---------------------------
       Winston A. Salser

   /s/Donald A. Winkler                           Director                              March 11, 2000
   ---------------------------
     Donald A. Winkler

                                 EXHIBITS INDEX


5        Opinion of Greenberg Traurig, LLP
23.1     Consent of Greenberg Traurig, LLP (included in Exhibit 5)
23.2     Consent of Deloitte & Touche LLP
24       Power of Attorney of Directors and Executive Officers (included on the signature page of this Registration Statement)





                                      II-2